SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Dow Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEASE VOTE YOUR PROXY TODAY

April 12, 2013

Dear Fellow Stockholders:

We recently mailed to you proxy materials in connection with the Annual Meeting of Stockholders of The Dow Chemical Company (the “Company”) to be held on May 9, 2013. We encourage you to take part in the governance of your Company by voting your shares if you have not already done so, and specifically ask for your support in voting FOR all director nominees and FOR, to ratify the selection of the accounting firm.

In addition, following is a summary of our position regarding Agenda Items 3 and 4 in the Proxy:

Agenda Item 3 – Advisory Resolution to Approve Executive Compensation: Dow’s executive compensation aligns with our Pay for Performance philosophy. In determining compensation, the Compensation and Leadership Development Committee (comprised entirely of independent Directors) considered the aggressive actions Dow took to mitigate effects of a slow-to-no-growth global environment – deploying cost reduction and cash flow improvement levers, and driving aggressive portfolio management to mitigate the impact of downward adjustments to growth forecasts. In particular, the Company:

o	Implemented $2.5 billion of cost reduction and cash flow improvement actions
o	Generated $8 billion in cash from operations during 2011–2012 – in line with our stated target
o	Increased dividends declared per share by 34% in 2012 vs. 2011
o	Maintained focus on investment grade rating – upgraded by Moody’s

Despite these achievements, performance goals were not met and the 2012 Performance Award Program payment was only 47% of target, demonstrating the connection between performance and pay. We recommend you vote FOR this advisory resolution.

Agenda Item 4 – Stockholder Proposal on Executive Stock Retention: Dow’s ownership and retention guidelines already align the economic interests of senior executives with those of stockholders. Our executives are required to maintain until retirement between four and six times their target annual base salary in Dow stock. In addition, levels of stock ownership and retention are evaluated regularly against market practice and current Dow stock price; and, in fact, these guidelines were increased as recently as 2012. Today, our NEO’s hold more shares than required by the new guidelines by an average of 155%. The Board of Directors believes our existing programs deliver the right balance between providing executives with meaningful compensation, and also ensuring an appropriate investment in Dow’s future. We recommend you vote AGAINST this proposal.

Additional information regarding each of these items can be found at www.proxy.dow.com.

Your vote is important – make sure your shares are represented at the Annual Meeting. Voting is easy – have your control number ready and either call the toll-free number or go online as directed on the proxy card. You can also vote by mailing your completed proxy card in the pre-paid envelope provided.

If you hold your shares in multiple accounts, you may receive more than one set of proxy materials. Please vote using each proxy card you receive, to ensure that all your shares are represented at the Annual Meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, D. F. King & Co., Inc., toll-free at 1-800-269-6427. Thank you for your continued support.

Sincerely,

Charles J. Kalil

Executive Vice President

General Counsel and Corporate Secretary

3 EASY WAYS TO VOTE

Help your Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1. Vote by Telephone. Call the toll-free number listed for this purpose on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2. Vote by Internet. Go to the website listed on your proxy or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3. Vote by Mail. Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY